Exhibit 99.1

Burlington Stores, Inc. Announces Strong

Fourth Quarter and Fiscal Year 2014 Results

•	Highlights of the Company’s fourth quarter performance include:

•	Net Sales increased 11.3%, comparable store sales increased 6.7%

•	Adjusted EBITDA increased 15.6%, or $30.3 million, and rate improved 60 basis points

•	Adjusted diluted EPS increased to $1.43, vs. adjusted diluted EPS of $1.07

•	Highlights of the Company’s Fiscal 2014 performance include:

•	Net Sales increased 8.7%, comparable stores sales increased 4.9%

•	Fiscal Year 2014 Adjusted diluted EPS rose to $1.83 from Adjusted diluted EPS of $0.95

•	Comparable stores inventory decreased 18%, and turnover improved 22%

•	Company introduces Fiscal 2015 guidance including expectations for comparable stores sales to increase 2% - 3% and Adjusted diluted EPS in the range of $2.15 to $2.25

BURLINGTON, New Jersey; March 17, 2015—Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter and fiscal year ended January 31, 2015.

Tom Kingsbury, Chairman, President and Chief Executive Officer, stated, “We are extremely pleased to report a full year 4.9% comparable store sales increase on top of last year’s 4.7%, which helped drive a 93% increase in Adjusted diluted EPS. The fourth quarter marked an outstanding finish to a strong year of growth for Burlington Stores. Our consistent sales growth at increasing rates of profitability continues to demonstrate the power of our enhanced off price model and the strong execution of our strategies by our store and corporate teams.”

Fourth Quarter Fiscal 2014 Operating Results (for the 13 week period ended January 31, 2015 compared with the 13 week period ended February 1, 2014):

•	Comparable store sales increased 6.7%, which follows a comparable store sales increase of 4.0% in the fourth quarter of last year.

•	Net sales increased 11.3%, or $151.1 million, to $1,485.4 million. This increase includes the 6.7% increase in comparable store sales, as well as an increase of $66.9 million from new and non-comparable stores.

•	Gross margin expanded by 50 basis points to 42.2% from 41.7% in the fourth quarter last year, partially offset by a 40 basis point increase in product sourcing costs that are included in selling, general and administrative expenses (SG&A).

•	SG&A, less product sourcing costs, the impact of a non-recurring legal charge and advisory fees, as a percentage of net sales was 24.3% vs. 24.6% in the fourth quarter of last year driven primarily by reductions in store payroll and advertising, partially offset by higher incentive compensation accruals.

•	Other revenue/income increased $3.3 million reflecting a $3.2 million settlement of a class action lawsuit relating to credit card interchange fees. This one time, nonrecurring settlement was anticipated when the Company issued its press release with updated guidance on January 9, 2015.

•	Adjusted EBITDA increased 15.6%, or $30.3 million, to $225.1 million with a 60 basis point expansion in Adjusted EBITDA as a percentage of net sales.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $1.8 million to $36.9 million.

•	Interest expense decreased $12.4 million from last year to $15.0 million, driven by interest savings related to the debt refinancing in August 2014 and principal payments made during Fiscal 2014.

•	Adjusted tax expense was $64.3 million compared with $51.3 million last year. The adjusted effective tax rate was 37.1% vs. 38.8% last year, driven primarily by NJ state tax credits associated with our new corporate headquarters.

•	Adjusted Net Income was $108.9 million vs. $81.0 million last year, or $1.43 per share vs. $1.07 per share last year. Diluted shares outstanding were 76.3 million vs. 75.4 million diluted shares outstanding last year.

Fiscal 2014 Operating Results (for the 52 week period ended January 31, 2015 compared with the 52 week period ended February 1, 2014):

•	Comparable store sales increased 4.9% following a 4.7% increase last year.

•	Net sales increased 8.7%, or $387.0 million, to $4,814.5 million. This increase includes the 4.9% increase in comparable store sales, as well as an increase of $185.2 million from new and non-comparable stores.

•	Gross margin expanded by 60 basis points to 39.7% from 39.1% last year. This improvement was partially offset by a 40 basis point increase in product sourcing costs that are included in SG&A.

•	SG&A, less product sourcing costs, the fourth quarter impact of a non-recurring legal charge and advisory fees, as a percentage of net sales was 27.2% vs. 27.6% last year. The 40 basis point improvement was driven largely by increased leverage in store payroll and advertising, partially offset by higher incentive compensation accruals.

•	Adjusted EBITDA increased 16.8%, or $64.4 million, to $448.1 million. The 60 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth and SG&A leverage.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $2.8 million to $141.6 million.

•	Interest expense decreased $44.0 million from last year to $83.7 million, as a result of the debt refinancing and principal payments over the last twelve months.

•	Adjusted tax expense was $84.2 million compared with $47.1 million last year. The adjusted effective tax rate was 37.8% vs. 40.1% last year, driven primarily by NJ state tax credits associated with our new corporate headquarters and the one-time benefit of the release of certain tax reserves.

•	Adjusted Net Income was $138.6 million versus $70.2 million last year, or $1.83 per share vs. $0.95 per share last year. Diluted shares outstanding were 75.9 million vs. 74.3 million diluted shares outstanding last year.

Inventory:

•	Merchandise Inventories were $788.7 million at January 31, 2015 vs. $720.1 million at February 1, 2014. The increase was primarily driven by a $72.9 million increase in pack and hold purchases and inventory related to the opening of 21 net new stores in Fiscal 2014, partially offset by a comparable store inventory decrease of 18% as a part of the Company’s ongoing inventory management initiatives. Pack and hold inventory represented approximately 27% of total inventory at year end vs. 18% last year.

Full Year and First Quarter 2015 Outlook

For the full Fiscal Year 2015 (the 52-weeks ending January 30, 2016), the Company currently expects:

•	Net sales to increase in the range of 6% – 7%;

•	A comparable store sales increase of 2% - 3%;

•	Adjusted EBITDA margin expansion of 10 to 20 basis points;

•	Interest expense of approximately $60 million;

•	A tax rate of approximately 39%;

•	Adjusted Net Income per Share in the range of $2.15 to $2.25, utilizing a fully diluted share count of approximately 77 million shares; and

•	To open 25 net new stores.

For the first quarter of Fiscal 2015 (the 13 weeks ending May 2, 2015), the Company currently expects:

•	Net sales to increase in the range of 6% – 7%;

•	A comparable store sales increase of 2% - 3%; and

•	Adjusted Net Income per Share in the range of $0.36 to $0.40 on 76.5 million shares outstanding. This compares to Adjusted Net Income per Share of $0.25 in the first quarter of Fiscal 2014.

Note regarding Non-GAAP financial measures

The preceding discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter 2014 Conference Call

The Company will hold a conference call on Tuesday, March 17, 2015 at 8:30 a.m. Eastern Time to discuss the Company’s Fiscal 2014 fourth quarter and full year results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30am ET, March 17, 2015 until 11:59pm ET on March 24, 2015. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay pin number is 13602341. Additionally, a replay of the call will be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

(All amounts in thousands, except share and per share data)

	January 31, 2015	February 1, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$25,349	$132,984
Restricted Cash and Cash Equivalents	27,800	32,100
Accounts Receivable (Net of Allowances for Doubtful Accounts of $111 and $109 at January 31, 2015 and February 1, 2014, respectively)	49,716	35,678
Merchandise Inventories	788,708	720,052
Deferred Tax Assets	37,229	13,475
Prepaid and Other Current Assets	58,681	82,231

Total Current Assets	987,483	1,016,520
Property and Equipment - Net of Accumulated Depreciation and Amortization	970,419	902,657
Tradenames	238,000	238,000
Favorable Leases - Net of Accumulated Amortization	266,397	292,553
Goodwill	47,064	47,064
Other Assets	115,206	124,298

Total Assets	$2,624,569	$2,621,092

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$621,682	$542,987
Other Current Liabilities	310,268	301,803
Current Maturities of Long Term Debt	1,167	59,026

Total Current Liabilities	933,117	903,816

Long Term Debt	1,249,276	1,369,159
Other Liabilities	273,767	255,877
Deferred Tax Liabilities	234,360	242,708
Commitments and Contingencies

Stockholders’ Deficit:
Preferred Stock, $0.0001 Par Value: Authorized: 50,000,000 shares; no shares issued and outstanding at January 31, 2015 and February 1, 2014	—	—
Common Stock, $0.0001 Par Value: Authorized: 500,000,000 shares at January 31, 2015 and February 1, 2014; Issued: 75,925,507 shares and 74,218,275 shares at January 31, 2015 and February 1, 2014, respectively; Outstanding: 75,254,682 shares and 73,686,524 shares at January 31, 2015 and February 1, 2014, respectively	7	7
Additional Paid-In-Capital	1,370,498	1,346,259
Accumulated Deficit	(1,426,454)	(1,492,409)
Accumulated Other Comprehensive Loss	(1,744)	—
Treasury Stock, at cost: 670,825 shares and 531,751 shares at January 31, 2015 and February 1, 2014, respectively	(8,258)	(4,325)

Total Stockholders’ Deficit	(65,951)	(150,468)

Total Liabilities and Stockholders’ Deficit	$2,624,569	$2,621,092

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Fiscal Years Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

REVENUES:
Net Sales	$1,485,362	$1,334,277	$4,814,504	$4,427,503
Other Revenue	11,180	10,386	35,130	34,484

Total Revenue	1,496,542	1,344,663	4,849,634	4,461,987

COSTS AND EXPENSES:
Cost of Sales	858,741	778,348	2,900,819	2,695,957
Selling, General and Administrative Expenses	427,168	374,178	1,520,929	1,391,788
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreements and Other	482	1,063	2,412	23,026
Stock Option Modification Expense	521	1,386	2,940	10,418
Restructuring and Separation Costs	—	(7)	—	2,171
Depreciation and Amortization	43,239	41,884	167,580	168,195
Impairment Charges-Long-Lived Assets	1,726	2,799	2,579	3,180
Other Income, Net	(5,184)	(2,631)	(10,753)	(8,939)
Loss on Extinguishment of Debt	364	15,476	74,347	16,094
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	15,023	27,390	83,745	127,739

Total Cost and Expenses	1,342,080	1,239,886	4,744,598	4,429,629

Income Before Income Tax Expense	154,462	104,777	105,036	32,358
Income Tax Expense	59,597	41,193	39,081	16,208

Net Income	$94,865	$63,584	$65,955	$16,150

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Years Ended
	January 31, 2015	February 1, 2014
OPERATING ACTIVITIES
Net Income	$65,955	$16,150
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	167,580	168,195
Amortization of Deferred Financing Costs	6,057	9,574
Impairment Charges - Long-Lived Assets	2,579	3,180
Accretion of Senior Notes	1,579	2,998
Deferred Income Tax (Benefit)	(30,940)	(17,973)
Loss on Disposition of Fixed Assets and Leasehold Improvements	897	1,157
Non-Cash Loss on Extinguishment of Debt – Write-off of Deferred Financing Costs and Original Issue Discount	28,051	11,506
Non-Cash Stock Compensation Expense	6,264	10,203
Non-Cash Rent Expense	(19,463)	(11,059)
Deferred Rent Incentives	38,418	41,571
Excess Tax (Expense) Benefit from Stock Based Compensation	(15,461)	—
Insurance Recoveries	—	3,573
Changes in Assets and Liabilities:
Accounts Receivable	(8,616)	1,573
Merchandise Inventories	(68,658)	(39,862)
Prepaid and Other Current Assets	27,546	(8,961)
Accounts Payable	78,695	42,581
Other Current Liabilities	18,958	51,096
Other Long Term Assets and Long Term Liabilities	2,552	3,477
Other	342	372

Net Cash Provided by Operating Activities	302,335	289,351

INVESTING ACTIVITIES
Cash Paid for Property and Equipment	(220,980)	(168,267)
Change in Restricted Cash and Cash Equivalents	4,300	2,700
Proceeds from Sale of Property and Equipment and Assets Held for Sale	174	773
Lease Acquisition Costs	—	—

Net Cash Used in Investing Activities	(216,506)	(164,794)

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Years Ended
	January 31, 2015	February 1, 2014
FINANCING ACTIVITIES
Proceeds from Long Term Debt - ABL Line of Credit	962,500	806,800
Principal Payments on Long Term Debt - ABL Line of Credit	(899,200)	(806,800)
Proceeds from Long Term Debt - Term B-2 Loans	—	—
Principal Payments on Long Term Debt - Term B-2 Loans	(834,507)	(36,533)
Proceeds from Long Term Debt - Term B-3 Loans	1,194,000	—
Principal Payments on Long Term Debt - Term B-3 Loans	(33,000)	—
Principal Payments on Long Term Debt - Senior Notes	(450,000)	—
Proceeds from Long Term Debt - Holdco Notes	—	343,000
Principal Payments on Long Term Debt - Holdco Notes	(128,223)	(221,777)
Cash Payments for Interest Rate Cap Contracts	(4,478)	—
Repayment of Capital Lease Obligations	(940)	(920)
Payment of Dividends	—	(336,000)
Purchase of Treasury Shares	(3,933)	—
Proceeds from Stock Option Exercises	2,514	2,527
Excess Tax Benefit from Stock Based Compensation	15,461	—
Deferred Financing Costs	(13,658)	(22,126)
Proceeds from Initial Public Offering	—	260,667
Offering Costs	—	(23,747)

Net Cash Used in Financing Activities	(193,464)	(34,909)

(Decrease) Increase in Cash and Cash Equivalents	(107,635)	89,648
Cash and Cash Equivalents at Beginning of Period	132,984	43,336

Cash and Cash Equivalents at End of Period	$25,349	$132,984

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$100,047	$111,533

Income Tax Payments - Net of Refunds	$74,363	$2,769

Accretion of Class L Preferred Return	$—	$104,859

Non-Cash Investing Activities:
Accrued Purchases of Property and Equipment	$21,878	$21,604

Acquisition of Capital Lease	$3,342	$887

Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, costs related to debt amendments, secondary offerings, termination of advisory agreement and other, depreciation, amortization and impairment, stock option modification expense, advisory fees and other unusual, non-recurring or extraordinary expenses, losses or charges), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings, termination of advisory agreement and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees, (vi) stock option modification expense and (vii) other unusual, non-recurring or extraordinary expenses, losses or charges, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three and twelve months ended January 31, 2015 compared with the three and twelve months ended February 1, 2014:

	(unaudited) (in thousands, except per share data)
	Three Months Ended		Fiscal Years Ended
	January 31, 2015	February 1 2014	January 31 2015	February 1 2014
Reconciliation of Net Income to Adjusted Net Income:
Net Income	$94,865	$63,584	$65,955	$16,150
Net Favorable Lease Amortization (a)	6,361	6,826	25,960	29,326
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreement and Other (b)	482	1,063	2,412	23,026
Stock Option Modification Expense (c)	521	1,386	2,940	10,418
Loss on Extinguishment of Debt (d)	364	15,476	74,347	16,094
Impairment Charges (e)	1,726	2,799	2,579	3,180
Advisory Fees (f)	31	35	185	2,909
Other Non-Recurring Items (g)	9,280	—	9,280	—
Tax Effect (h)	(4,699)	(10,151)	(45,081)	(30,864)

Adjusted Net Income	$108,931	$81,018	$138,577	$70,239

Weighted Average Shares Outstanding (i)	76,280	75,449	75,865	74,259
Adjusted Net Income per Share	$1.43	$1.07	$1.83	$0.95

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital Acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and Amortization” in our Consolidated Statements of Operations.
(b)	Costs are primarily related to advisory and professional fees associated with Amendments No. 2 and No. 3 to our Term Loan Credit Agreement in February 2013 and May 2013, respectively, as well as fees associated with the termination of our Advisory Agreement with Bain Capital and costs associated with Secondary Offerings during Fiscal 2014.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Represents losses incurred in accordance with ASC Topic No. 470-50, “Debt Modifications and Extinguishments,” related to Amendment No. 3 to our Term Loan Credit Agreement in May 2013, and losses incurred in accordance with ASC Topic No. 405-20, “Extinguishments of Liabilities,” related to the partial redemptions of our Holdco Notes in November 2013 and April 2014, our April 2014 and January 2015 excess cash flow payments on our Senior Secured Term Loan Facility and our August 2014 debt refinancing.
(e)	Represents impairment charges on long lived assets.
(f)	For Fiscal 2014, amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. For Fiscal 2013 amounts primarily represent the annual advisory fee of Bain Capital expensed during the fiscal periods in connection with our Advisory Agreement with Bain Capital which was terminated on October 2, 2013. All amounts are recorded in the line item “Selling, General and Administrative Expenses” in our Consolidated Statements of Operations.
(g)	Represents amounts incurred during the fourth quarter of Fiscal 2014 for a non-recurring legal charge.
(h)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (g).
(i)	Weighted Average Shares Outstanding give effect to (a) the cancellation of all existing Class A common stock, (b) the conversion of the Company’s Class L common stock into Class A common stock, (c) the 11-for-1 split of the Company’s Class A common stock, (d) the reclassification of the Company’s Class A common stock and (e) the issuance of 15,333,333 common shares associated with the Company’s initial public offering as if it occurred on February 2, 2013.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and twelve months ended January 31, 2015 compared with the three and twelve months ended February 1, 2014:

	(unaudited) (in thousands)
	Three Months Ended		Fiscal Years Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1 2014
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$94,865	$63,584	$65,955	$16,150
Interest Expense	15,023	27,390	83,745	127,739
Interest Income	(7)	(37)	(38)	(222)
Loss on Extinguishment of Debt (d)	364	15,476	74,347	16,094
Costs Related to Debt Amendments, Secondary Offerings, Termination of Advisory Agreement and Other (b)	482	1,063	2,412	23,026
Stock Option Modification Expense (c)	521	1,386	2,940	10,418
Advisory Fees (f)	31	35	185	2,909
Depreciation and Amortization	43,239	41,884	167,580	168,195
Impairment Charges (e)	1,726	2,799	2,579	3,180
Other Non-Recurring Items (g)	9,280	—	9,280	—
Tax Expense	59,597	41,193	39,081	16,208

Adjusted EBITDA	$225,121	$194,773	$448,066	$383,697